Exhibit 99.1

FOR IMMEDIATE RELEASE	NR07-27

CHEVRON U.S.A. INC. COMPLETES SALE OF DYNEGY SHARES

HOUSTON (May 24, 2007) – Dynegy Inc. (NYSE: DYN) today announced that Chevron U.S.A. Inc., a subsidiary of Chevron Corporation (NYSE: CVX), has completed its previously announced sale of all 96,891,014 of its shares of Dynegy’s Class A common stock to Goldman, Sachs & Co. Dynegy did not receive any of the proceeds from the offering of this previously issued stock.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 20,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Where You Can Find More Information

The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, New York 10004, or e-mail at prospectus-ny@ny.email.gs.com. An electronic copy of the prospectus and prospectus supplement also is available from the SEC’s web site at www.sec.gov.

Forward Looking Statements

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2006 and its Form 10-Q for the quarter ended March 31, 2007, all of which are available free of charge on the SEC’s web site at www.sec.gov.

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